3: Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 30, 2001, and from February 28, 2001 through April 30, 2001.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2001, and from February 28, 2001 through April 30, 2001, with respect to securities reflected in the investment account of the Funds.

Deutsche Asset Management.

Institutional Daily Assets Fund Small Cap Index Liquid Assets

Small Cap Portfolio Equity 500 Index Quantitative Equity Fund

Tax Free Money U.S. Bond Index Portfolio Asset Management

Deutsche Global Equity International Equity Index Asset Management II

Cash Management Treasury Money Asset Management III

Capital Appreciation NY Tax Free Money EAFE Equity Index

Institutional Treasury Assets Fund BT PreservationPlus - Unwrapped

EAFE Equity Index (Insurance Trust Funds BT PreservationPlus Income Fund - Wrapped

Small Cap Index Fund (Insurance Trust Funds) BT PreservationPlus - Wrapped

Equity 500 Index (Insurance Trust Funds)

By:

Charles A. Rizzo

Treasurer

Date